Exhibit 20.1

ARRAN FUNDING LIMITED - SERIES 05-A

FORM OF MONTHLY SERVICER'S REPORT

Bloomberg Ticker Number:                  ARRAN2005

Arran Funding Limited - Series:           05-A

ABS - Credit Card - Bank, Closing Date:   December 15, 2005

As at:                                    November 15, 2006

                            RATING (S&P/Moodys/Fitch)            POOLFACTOR          PAY                    COUPON
TRANCHE      CURRENCY      ORIGINAL           CURRENT       ORIGINAL    CURRENT    FREQUENCY        BASIS             CURRENT
===============================================================================================================================
Class A        USD       AAA /Aaa/AAA       AAA /Aaa/AAA      100%        100%      Monthly   1 Mth LIBOR +  0.02%    5.34000%
Class B        USD          A/A1/A             A/A1/A         100%        100%      Monthly   1 Mth LIBOR +  0.18%    5.50000%
Class C        USD       BBB/Baa2/NR        BBB/Baa2/NR       100%        100%      Monthly   1 Mth LIBOR +  0.32%    5.64000%

         Scheduled start of Controlled Accumulation Period:           1 June, 2007
         Expected maturity:                                           15 December, 2008
         Legal final maturity:                                        15 December, 2010
         Structure:                                                   Sr/sub Seq Pay
         Tax Election:                                                Debt
         Amort. Type:                                                 Soft Bullet
         Transferors:                                                 The Royal Bank of Scotland plc / National Westminster Bank plc
         Originators:                                                 The Royal Bank of Scotland plc / National Westminster Bank plc
         Servicer:                                                    RBS Cards, a division of The Royal Bank of Scotland plc
         Trustee:                                                     Bank of New York (The)
         Underwriter:                                                 The Royal Bank of Scotland plc

         Note:                                                        On October 31, 2006, The Royal Bank of Scotland plc and
                                                                      National Westminster Bank PLC flagged a portfolio of
                                                                      additional credit card accounts with receivables totalling approximately (pound)367 million.
                                                                      This addition has been reflected in the pool balance, the
                                                                      transferor interest and the calculation of the delinquencies balance as at October 31st, 2006.

                                                                      It is expected that RBS will shortly release static pool data on the performance of the Bank Portfolio (as such term is
                                                                      defined in the Arran Funding programme base prospectus). This information will be posted to the RBS Investor Relations
                                                                      website (www.investors.rbs.com).

Pool Performance
====================================================================================================================================

Month end            Gross       Expense     Gross Charge     Net Charge      Excess        Excess               Transferor Interest
                   Yield (%)     Rate (%)    Off Rate (%)    Off Rate (%)   Spread (%)    Spread (%)               %          Min %
                                                                                         Roll 1/4 Ave
31 Oct 2006         21.66%         5.76%         9.14%            8.78%        7.12%         6.32%               42.91%         6%
30 Sep 2006         19.17%         5.90%         8.08%            7.78%        5.48%         6.40%               39.33%         6%
31 Aug 2006         20.19%         5.89%         8.23%            7.93%        6.37%         7.11%               39.93%         6%
31 Jul 2006         19.79%         5.30%         7.39%            7.15%        7.34%         7.57%               40.80%         6%
30 Jun 2006         20.24%         5.82%         7.04%            6.81%        7.61%         7.44%               41.13%         6%
31 May 2006         21.17%         5.64%         7.96%            7.76%        7.77%         7.62%               42.10%         6%

====================================================================================================================================

Delinquencies (loans which are 30 days or more past due)
====================================================================================================================================
                                                             (% Pool)
                   -----------------------------------------------------------------------------------------------------------------
Month end          30-59 days                  60-89 days                   90-179 days              180+ days                Total
---------          ----------                  ----------                   -----------              ---------                -----
31 Oct 2006          1.28%                       0.99%                         2.52%                   3.69%                  8.50%
30 Sep 2006          1.30%                       1.06%                         2.57%                   3.84%                  8.78%
31 Aug 2006          1.33%                       1.03%                         2.61%                   3.71%                  8.68%
31 Jul 2006          1.32%                       1.01%                         2.63%                   3.64%                  8.60%
30 Jun 2006          1.27%                       1.02%                         2.59%                   3.59%                  8.47%
31 May 2006          1.29%                       1.06%                         2.48%                   3.47%                  8.31%

====================================================================================================================================

Payment Rate
===========================================================================================
                          Payments                                   Pool balance
               -----------------------------                         ------------
Month End      Total ((pound)000)   Rate (%)                          (pound)000
31 Oct 2006        1,138,033         23.88%                            5,063,743
30 Sep 2006        1,033,824         21.48%                            4,764,939
31 Aug 2006        1,141,613         23.38%                            4,812,820
31 Jul 2006        1,099,658         22.39%                            4,883,405
30 Jun 2006        1,144,949         22.93%                            4,911,036
31 May 2006        1,202,916         23.90%                            4,992,642

===========================================================================================

=========================================================================
Average Actual Balance:                          (pound)           1,030

Number of Accounts:                                            4,918,063
=========================================================================

IN WITNESS WHEREOF, the undersigned has duly executed this Monthly Servicer's Report as of the 15th day of November, 2006.

The Royal Bank of Scotland plc, as Servicer


By:
Name: Patrick Neville
Title: Director, Finance, Cards Business